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As filed with the Securities and Exchange Commission on April 6, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WASHINGTON GROUP INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0565601 (I.R.S. Employer Identification No.)
720 Park Boulevard Boise, Idaho 83712 (208) 386-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Washington Group International, Inc. 2004 Equity Incentive Plan
(Full title of the plan)

Craig G. Taylor
Secretary
720 Park Boulevard
Boise, Idaho 83712
(208) 386-5000
(Names and address, including zip code, and telephone number, including area code, of agents for service)

Copy of all communications to:

Robert Dean Avery
Jones Day
77 West Wacker
Chicago, Illinois 60601
(312) 269-4103

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, $.01 par value	2,400,000 shares	$46.31	$111,144,000	$13,081.65

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminable number of additional securities that may be deliverable as a result of stock splits, stock dividends or similar transactions, in accordance with the provisions of the Washington Group International, Inc. 2004 Equity Incentive Plan (the "Plan").

(2)
Preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.

(3)
The proposed maximum offering price per share is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and is based on the average of the high and low prices of the registrant's common stock on the Nasdaq National Market on April 4, 2005, within 5 business days of filing.

(4)
Since no separate consideration is paid for the preferred share purchase rights, the registration fee for those securities is included in the fee for the common stock.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, previously filed with the Securities and Exchange Commission (the "Commission") by Washington Group International, Inc. pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference in this registration statement:

  (1)
  Washington Group International's Annual Report on Form 10-K for the year ended December 31, 2004;

  (2)
  Washington Group International's Current Report on Form 8-K dated March 15, 2005 and filed with the Commission on March 16, 2005;

  (3)
  the description of Washington Group International's common stock contained in the Washington Group International (formerly known as Kasler Holding Company) Registration Statement on Form S-4, filed with the Commission on June 3, 1993 (Reg. No. 33-63862), and all amendments and reports filed for the purpose of updating that description; and

  (4)
  the description of the rights to purchase shares of Washington Group International's Series A junior participating preferred stock contained in Washington Group International's Registration Statement on Form 8-A, filed with the Commission on June 24, 2002.

        All documents subsequently filed by Washington Group International pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Richard D. Parry, Esq., the Senior Vice President, General Counsel and Assistant Secretary of Washington Group International, will pass upon the validity of the offered securities. As of April 4, 2005, Mr. Parry owned 3,679 shares of Washington Group International's common stock and had been granted options to purchase 51,166 shares of Washington Group International's common stock, of which options 38,384 shares were fully vested.

Item 6. Indemnification of Directors and Officers.

        The Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that the indemnity is proper.

        The DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL.

        Under the DGCL, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

  (1)
  by a majority vote of the directors who are not parties to the action, suit or proceeding;

  (2)
  by a committee of such directors designated by a majority vote of such directors, even if less than a quorum;

  (3)
  if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion; or

  (4)
  by the stockholders.

        The amended and restated bylaws of Washington Group International contain no provisions concerning the indemnification of directors and officers. Washington Group International's amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of the company will be personally liable to the company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of Washington Group International. In addition, the certificate of incorporation provides that Washington Group International will indemnify each person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that he is or was a director or officer of Washington Group International or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise to the full extent permitted by the DGCL against all expenses, liabilities and losses reasonably incurred; provided, however, that Washington Group International will indemnify any such person seeking indemnification in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors of Washington Group International; provided further, that the indemnification rights are subject to specified limitations set forth in Section 5.18 of the Second Amended Joint Plan of Reorganization of Washington Group International, Inc., et al., dated July 24, 2001, as modified and confirmed on January 25, 2002 (the "Plan of Reorganization"), for actions or events occurring prior to the Petition Date (as defined therein).

        Washington Group International has also entered into indemnification agreements with its directors and executive officers in connection with the Plan of Reorganization. Such agreements provide contractually for indemnification of the directors and executive officers to the fullest extent permitted by the DGCL, including indemnification for additional expenses and partial indemnity, but are subject to the limitations set forth in Section 5.18 of the Plan of Reorganization.

        In addition, Washington Group International has purchased a directors' and officers' liability insurance policy which insures, among other things, (1) the directors and officers of Washington Group International from any claim arising out of a wrongful act by such persons while acting as directors and officers of Washington Group International, (2) Washington Group International, to the extent that it has indemnified the directors and officers for such loss, and (3) Washington Group International for securities claims made against Washington Group International.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Washington Group International's 2004 Equity Incentive Plan (filed as Appendix F to Washington Group International's Definitive Proxy Statement on Schedule 14A filed on March 30, 2004, and incorporated herein by reference).
4.2
Amended and Restated Certificate of Incorporation of Washington Group International (filed as Appendix B to Washington Group International's Definitive Proxy Statement on Schedule 14A filed on March 30, 2004, and incorporated herein by reference).
4.3
Amended and Restated Bylaws of Washington Group International (filed as Exhibit 3.2 to Washington Group International's Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference).
4.4
Rights Agreement, dated as of June 21, 2002, by and between Washington Group International and Wells Fargo Bank Minnesota, National Association, as Rights Agent, which includes the form of Certificate of Designation of the Preferred Shares as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (filed as Exhibit 4.1 to Washington Group International's Form 8-A filed on June 24, 2002 and incorporated herein by reference).
*5.1	Opinion of Richard D. Parry, Esq., Senior Vice President, General Counsel and Assistant Secretary of Washington Group International, regarding the legality of the securities.
*23.1	Consent of Richard D. Parry, Esq. (included in Exhibit 5.1 filed herewith).
*23.2	Consent of Deloitte & Touche LLP.
*23.3	Consent of Deloitte & Touche GmbH.
*24.1	Power of Attorney.

*
Filed herewith.

Item 9. Undertakings.

a.
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Washington Group International pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Washington Group International's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Washington Group International pursuant to the foregoing provisions, or otherwise, Washington Group International has been advised that in the opinion of the Commission that indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by Washington Group International of expenses incurred or paid by a director, officer or controlling person of Washington Group International in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Washington Group International will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, and State of Idaho, on the 6th day of April, 2005.

WASHINGTON GROUP INTERNATIONAL, INC. (REGISTRANT)
By:	/s/ CRAIG G. TAYLOR Craig G. Taylor Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ STEPHEN G. HANKS	Chief Executive Officer, President and Director (Principal Executive Officer)	April 6, 2005
/s/ GEORGE H. JUETTEN*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 6, 2005
/s/ JERRY K. LEMON	Vice President and Controller (Principal Accounting Officer)	April 6, 2005
/s/ DENNIS R. WASHINGTON *	Chairman and Director	April 6, 2005
/s/ DAVID H. BATCHELDER *	Director	April 6, 2005
/s/ MICHAEL R. D'APPOLONIA *	Director	April 6, 2005
/s/ WILLIAM J. FLANAGAN *	Director	April 6, 2005
/s/ C. SCOTT GREER *	Director	April 6, 2005
/s/ WILLIAM H. MALLENDER *	Director	April 6, 2005
/s/ MICHAEL P. MONACO *	Director	April 6, 2005
/s/ CORDELL REED *	Director	April 6, 2005
/s/ BETTINA M. WHYTE *	Director	April 6, 2005
/s/ DENNIS K. WILLIAMS *	Director	April 6, 2005

*
Craig G. Taylor, by signing his name hereto, does hereby sign this Form S-8 on behalf of each of the above-named officers and directors of Washington Group International, Inc., pursuant to powers of attorney executed on behalf of each such officer and director.
By:	/s/ CRAIG G. TAYLOR Craig G. Taylor, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Washington Group International's 2004 Equity Incentive Plan (filed as Appendix F to Washington Group International's Definitive Proxy Statement on Schedule 14A filed on March 30, 2004, and incorporated herein by reference).
4.2
Amended and Restated Certificate of Incorporation of Washington Group International (filed as Appendix B to Washington Group International's Definitive Proxy Statement on Schedule 14A filed on March 30, 2004, and incorporated herein by reference).
4.3
Amended and Restated Bylaws of Washington Group International (filed as Exhibit 3.2 to Washington Group International's Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference).
4.4
Rights Agreement, dated as of June 21, 2002, by and between Washington Group International and Wells Fargo Bank Minnesota, National Association, as Rights Agent, which includes the form of Certificate of Designation of the Preferred Shares as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (filed as Exhibit 4.1 to Washington Group International's Form 8-A filed on June 24, 2002 and incorporated herein by reference).
*5.1	Opinion of Richard D. Parry, Esq., Senior Vice President, General Counsel and Assistant Secretary of Washington Group International, regarding the legality of the securities.
*23.1	Consent of Richard D. Parry, Esq. (included in Exhibit 5.1 filed herewith).
*23.2	Consent of Deloitte & Touche LLP.
*23.3	Consent of Deloitte & Touche GmbH.
*24.1	Power of Attorney.

*
Filed herewith.

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  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX